UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Sec. 240.14a-12.

The India Fund, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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Information with respect to the tax fees for The India Fund, Inc.

The tax fees reported in The India Fund, Inc. (IFN) proxy for 2012 are $113,895, which is comprised of the following:

Indian tax agent costs	$70,000
US tax returns	$8,695
Mauritius tax returns	$5,200
Tax consulting for Mauritius tax reclaims	$30,000

A tax agent is required in India in order to trade and the costs are driven by the level of trading activity in the Fund. The amounts for the first three items listed are consistent with prior years and the last item is new this year. The Fund engaged PWC to assist with tax reclaims in Mauritius. Based on the amount of the potential reclaim ($1.1 million as reported in the annual financial statements), the Board determined the additional tax consulting cost was reasonable.

The tax fees are classified as non-audit services. The duties and powers of the Audit Committee include, to the extent required by applicable law, pre-approving: (i) all audit and non-audit services that the Fund’s independent auditors provide to the Fund, and (ii) all non-audit services that the Fund’s independent auditors provide to the Investment Manager and any entity controlling, controlled by, or under common control with the Investment Manager that provides ongoing services to the Fund, if the engagement relates directly to the operations and financial reporting of the Fund; provided that the Audit Committee may implement policies and procedures by which such services are approved other than by the full Audit Committee prior to their ratification by the Audit Committee. None of the services involved a waiver of the pre-approval requirement by the Audit Committee pursuant to Rule 2-01 (c)(7)(i)(C) of Regulation S-X.